EXHIBIT 10.50

AMENDMENT TO THE
NET 1 UEPS TECHNOLOGIES, INC.
RESTRICTED STOCK AGREEMENT
FOR NON-U.S. EMPLOYEES

          THIS AMENDMENT is dated March 18, 2010, and is between NET 1 UEPS TECHNOLOGIES, INC., a Florida corporation (the “Company”), and HERMAN KOTZÉ (the “Participant”).

          The parties entered into the Net 1 UEPS Technologies, Inc. Restricted Stock Agreement for Non-U.S. Employees, effective as of August 7, 2007 (the “Agreement”). The Agreement evidences the award of 40,000 restricted shares of Company common stock, par value $0.001 per share, under the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. The restricted shares vest ratably on September 1 of 2009, 2010, and 2011, based on the Participant’s continued service to the Company through the applicable vesting date and a 25% increase, compounded annually, in fundamental earnings per share (diluted) (expressed in South African rand) (defined in the Agreement as “Fundamental EPS”) for the 2009, 2010, and 2011 fiscal years.

          One-third of the restricted shares vested on September 1, 2009, after the Remuneration Committee of the Board of Directors of the Company used its discretion to determine that the Fundamental EPS target was met for the fiscal year ending June 30, 2009, after accounting for unusual and non-recurring events. On November 5, 2009, the Board of Directors of the Company, upon recommendation of the Remuneration Committee, determined to amend the award such that the Fundamental EPS target is 20% for the remaining two tranches of restricted shares that are scheduled to vest, if at all, on September 1 of 2010 and 2011. No consent of the Participant is required for the amendment under section 10.3 of the Agreement because the modification would have no materially adverse effect on the restricted shares. Nevertheless, the parties desire to formally adopt this Amendment to memorialize the action of the Board of Directors of the Company on November 5, 2009.

          CONSEQUENTLY, in consideration for the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the parties agree to amend the Agreement, effective as of November 5, 2009, as follows:

          1.           Section 2(c) is hereby amended by revising the second sentence of that section to read as follows (revisions marked):

Specifically, the financial performance targets set forth in the table are based on a ~~25%~~20% increase, compounded annually, in fundamental earnings per share (diluted) (expressed in South African rand) (referred to hereafter as “Fundamental EPS”) above the Fundamental EPS for the fiscal year ended June 30, 2007.

          2.           In all other respects, the Agreement is hereby ratified and confirmed.

[Signature page follows.]

          The parties are signing this Amendment as of the date stated in the introductory clause. This Amendment may be executed in two or more counterparts, each being an original and all of which, when taken together, shall be deemed one instrument.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Serge C. P. Belamant
Dr. Serge C.P. Belamant
Chairman and Chief Executive Officer

/s/ Herman Kotzé

HERMAN KOTZÉ